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                                                                  Exhibit (l)(4)

                               PURCHASE AGREEMENT


          The Galaxy VIP Fund, a Massachusetts business trust (the "Trust"), and Fleet Investment Advisors Inc., a New York corporation ("Fleet"), hereby agree with each other as follows:

          1.        The Trust hereby offers Fleet and Fleet hereby purchases one
(1) Class I share of beneficial interest representing an interest in the Trust's Large Company Index Fund and one (1) Class J share of beneficial interest representing an interest in the Trust's Small Company Index Fund, at a purchase price of $10.00 per share, aggregating to two (2) shares of beneficial interest in the Trust (such shares of beneficial interest in the Trust being hereinafter collectively known as "Shares"). Fleet hereby acknowledges purchase of the Shares and the Trust hereby acknowledges receipt from Fleet of funds in the amount of $20.00 in full payment for the Shares.

          2. Fleet represents and warrants to the Trust that the Shares are being acquired for investment purposes and not with a view to the distribution thereof.


          3. The names "The Galaxy VIP Fund" and "Trustees of The Galaxy VIP Fund" refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under an Agreement and Declaration of Trust dated May 27, 1992 which is hereby referred to and a copy of which is on file at the office of the State Secretary of the Commonwealth of Massachusetts and at the principal office of the Trust. The obligations of "The Galaxy VIP Fund" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders or representatives of the Trust personally, but bind only the Trust property, and all persons dealing with any class of shares of the Trust must look solely to the Trust property belonging to such class for the enforcement of any claims against the Trust.


          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the ____ day of _________ 2000.

                                  THE GALAXY VIP FUND


                                  By:
                                     ---------------------------------
                                     President


                                     FLEET INVESTMENT ADVISORS INC.


                                  By:
                                     ---------------------------------